Exhibit 99.1

GM FINANCIAL REPORTS THIRD QUARTER 2022
OPERATING RESULTS

•Third quarter net income of $688 million
•Third quarter retail loan and operating lease originations of $12.9 billion
•Earning assets of $106.7 billion at September 30, 2022
•Available liquidity of $28.3 billion at September 30, 2022

FORT WORTH, TEXAS October 25, 2022 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $688 million for the quarter ended September 30, 2022, compared to $829 million for the quarter ended June 30, 2022, and $822 million for the quarter ended September 30, 2021. Net income for the nine months ended September 30, 2022 was $2.5 billion, compared to $2.9 billion for the nine months ended September 30, 2021.

Retail loan originations were $9.4 billion for the quarter ended September 30, 2022, compared to $9.0 billion for the quarter ended June 30, 2022, and $7.8 billion for the quarter ended September 30, 2021. Retail loan originations for the nine months ended September 30, 2022 were $26.4 billion, compared to $25.2 billion for the nine months ended September 30, 2021. The outstanding balance of retail finance receivables, net of fees was $63.5 billion at September 30, 2022, compared to $58.1 billion at December 31, 2021 and $57.4 billion at September 30, 2021.

Operating lease originations were $3.5 billion for the quarter ended September 30, 2022, compared to $3.9 billion for the quarter ended June 30, 2022, and $3.8 billion for the quarter ended September 30, 2021. Operating lease originations for the nine months ended September 30, 2022 were $10.9 billion, compared to $15.5 billion for the nine months ended September 30, 2021. Leased vehicles, net was $33.8 billion at September 30, 2022, compared to $37.9 billion at December 31, 2021 and $39.7 billion at September 30, 2021.

The outstanding balance of commercial finance receivables, net of fees was $9.5 billion at September 30, 2022, compared to $6.8 billion at December 31, 2021 and $4.4 billion at September 30, 2021.

Retail finance receivables 31-60 days delinquent were 1.9% of the portfolio at September 30, 2022 and 1.7% at September 30, 2021. Accounts more than 60 days delinquent were 0.6% of the portfolio at September 30, 2022 and 0.5% at September 30, 2021.

Annualized net charge-offs were 0.7% of average retail finance receivables for the quarter ended September 30, 2022 and 0.5% for the quarter ended September 30, 2021. For the nine months ended September 30, 2022, annualized net charge-offs were 0.7%, compared to 0.6% for the nine months ended September 30, 2021.

The Company had total available liquidity of $28.3 billion at September 30, 2022, consisting of $4.1 billion of cash and cash equivalents, $20.8 billion of borrowing capacity on unpledged eligible assets, $0.5 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $44 million for the quarter ended September 30, 2022, compared to $50 million for the quarter ended June 30, 2022 and $53 million for the quarter ended September 30, 2021. Earnings for the nine months ended September 30, 2022 were $148 million, compared to $157 million for the nine months ended September 30, 2021.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended September 30, 2022 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Finance charge income	$1,158	$1,035	$3,230	$3,087
Leased vehicle income	1,912	2,246	5,967	6,871
Other income	118	73	292	229
Total revenue	3,187	3,354	9,489	10,187
Costs and expenses
Operating expenses	436	381	1,202	1,170
Leased vehicle expenses	939	1,088	2,650	3,157
Provision for loan losses	180	141	500	174
Interest expense	764	704	1,984	1,987
Total costs and expenses	2,320	2,314	6,336	6,488
Equity income	44	53	148	157
Income before income taxes	911	1,093	3,301	3,856
Income tax provision	223	271	822	976
Net income (loss)	688	822	2,479	2,880
Less: cumulative dividends on preferred stock	30	30	89	89
Net income (loss) attributable to common shareholder	$659	$792	$2,390	$2,791

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$4,079	$3,948
Finance receivables, net of allowance for loan losses of $2,086 and $1,886	70,845	62,979
Leased vehicles, net	33,778	37,929
Goodwill	1,168	1,169
Equity in net assets of non-consolidated affiliates	1,705	1,717
Related party receivables	506	301
Other assets	7,730	5,743
Total assets	$119,811	$113,786
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$40,733	$39,338
Unsecured debt	53,090	53,223
Deferred income	2,299	2,551
Related party payables	213	313
Other liabilities	8,384	4,567
Total liabilities	104,720	99,992
Total shareholders' equity	15,091	13,794
Total liabilities and shareholders' equity	$119,811	$113,786

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended September 30,		Nine Months Ended September 30,
Originations	2022	2021	2022	2021
Retail finance receivables originations	$9,396	$7,800	$26,431	$25,163
Lease originations	$3,503	$3,849	$10,915	$15,482

	Three Months Ended September 30,		Nine Months Ended September 30,
Average Earning Assets	2022	2021	2022	2021
Average retail finance receivables	$62,549	$57,216	$60,614	$54,962
Average commercial finance receivables	8,200	4,994	7,655	6,436
Average finance receivables	70,749	62,210	68,269	61,398
Average leased vehicles, net	34,581	40,255	35,943	40,266
Average earning assets	$105,330	$102,465	$104,212	$101,664

Ending Earning Assets	September 30, 2022	December 31, 2021
Retail finance receivables, net of fees	$63,461	$58,093
Commercial finance receivables, net of fees	9,471	6,772
Leased vehicles, net	33,778	37,929
Ending earning assets	$106,710	$102,794

Finance Receivables	September 30, 2022	December 31, 2021
Retail
Retail finance receivables, net of fees	$63,461	$58,093
Less: allowance for loan losses	(2,044)	(1,839)
Total retail finance receivables, net	61,416	56,254
Commercial
Commercial finance receivables, net of fees	9,471	6,772
Less: allowance for loan losses	(42)	(47)
Total commercial finance receivables, net	9,429	6,725
Total finance receivables, net	$70,845	$62,979

Allowance for Loan Losses	September 30, 2022	December 31, 2021
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.2%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.4%	0.7%

Delinquencies	September 30, 2022	September 30, 2021
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	1.9%	1.7%
Greater than 60 days	0.6	0.5
Total	2.5%	2.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
Charge-offs and Recoveries	2022	2021	2022	2021
Charge-offs	$289	$207	$811	$664
Less: recoveries	(171)	(133)	(510)	(426)
Net charge-offs	$118	$74	$301	$238
Net charge-offs as an annualized percentage of average retail finance receivables	0.7%	0.5%	0.7%	0.6%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Expenses	2022	2021	2022	2021
Operating expenses as an annualized percentage of average earning assets	1.6%	1.5%	1.5%	1.5%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com